Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Severn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Lancaster, Pennsylvania
March 15, 2011

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,
	2010	2009

ASSETS
Cash and due from banks	$33,339	$34,092
Interest bearing deposits in other banks	20,149	197
Federal funds sold	17,467	17,112
Cash and cash equivalents	70,955	51,401
Investment securities held to maturity	27,311	8,031
Loans held for sale	3,426	4,845
Loans receivable, net of allowance for loan losses of
$29,871 and $34,693, respectively	778,937	814,234
Premises and equipment, net	28,327	29,104
Foreclosed real estate	20,955	21,574
Federal Home Loan Bank stock at cost	7,692	8,609
Accrued interest receivable and other assets	24,940	29,990

Total assets	$962,543	$967,788

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$714,776	$710,329
Long-term borrowings	115,000	125,000
Subordinated debentures	24,119	24,119
Accrued interest payable and other liabilities	2,548	2,109

Total Liabilities	856,443	861,557

Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized:
Preferred stock series “A”, 437,500 shares issued and outstanding	4	4
Preferred stock series “B”, 23,393 shares issued and outstanding	-	-
Common stock, $0.01 par value, 20,000,000 shares authorized;
10,066,679 shares issued and outstanding	101	101
Additional paid-in capital	74,352	73,920
Retained earnings	31,643	32,206

Total stockholders' equity	106,100	106,231

Total liabilities and stockholders' equity	$962,543	$967,788

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Years Ended December 31,
Interest Income	2010	2009	2008
Loans, including fees	$49,154	$52,520	$61,703
Securities, taxable	245	104	74
Other	134	34	695
Total interest income	49,533	52,658	62,472

Interest Expense
Deposits	13,735	19,782	25,950
Short-term borrowings	-	12	62
Long-term borrowings and subordinated debentures	5,594	6,257	7,491
Total interest expense	19,329	26,051	33,503

Net interest income	30,204	26,607	28,969
Provision for loan losses	5,744	31,402	7,481
Net interest income (loss) after provision for loan losses	24,460	(4,795)	21,488

Other Income
Mortgage banking activities	843	316	339
Real estate commissions	594	690	1,035
Real estate management fees	573	677	664
Other	735	818	753
Total other income	2,745	2,501	2,791

Non-Interest Expenses
Compensation and related expenses	9,583	9,377	9,117
Occupancy	1,466	1,365	1,640
Foreclosed real estate expenses, net	5,518	4,883	892
Legal	1,258	1,003	719
FDIC assessments and regulatory expense	2,282	2,156	726
Other	4,901	4,078	4,199
Total non-interest expenses	25,008	22,862	17,293

Income (loss) before income tax provision (benefit)	2,197	(25,156)	6,986
Income tax provision (benefit)	1,040	(9,928)	2,873

Net income (loss)	$1,157	$(15,228)	$4,113
Amortization of discount on preferred stock	270	270	29
Dividends on preferred stock	1,450	1,430	165
Net income (loss) available to common stockholders	$(563)	$(16,928)	$3,919
Basic earnings (loss) per share	$(0.06)	$(1.68)	$0.39
Diluted earnings (loss) per share	$(0.06)	$(1.68)	$0.39

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2010, 2009, and 2008
(dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity

Balance – January 1, 2008	$-	$101	$46,768	$48,407	$95,276

Comprehensive Income
Net income	-	-	-	4,113	4,113
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.24 per share)	-	-	-	(2,416)	(2,416)
Dividend declared on Series A
preferred stock ($.08 per share)	-	-	-	(35)	(35)
Series A preferred stock offering	4	-	3,249	-	3,253
Series B preferred stock offering	-	-	23,348	-	23,348
Amortization of discount on preferred	-	-	-
stock	-	-	29	(29)	-

Balance - December 31, 2008	4	101	73,522	50,040	123,667

Comprehensive Loss
Net loss	-	-	-	(15,228)	(15,228)
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.09 per share)	-	-	-	(906)	(906)
Dividend declared on Series A
preferred stock ($.64 per share)	-	-	-	(280)	(280)
Dividend declared on Series B
preferred stock	-	-	-	(1,150)	(1,150)
Amortization of discount on preferred
stock	-	-	270	(270)	-

Balance - December 31, 2009	4	101	73,920	32,206	106,231

Comprehensive Income
Net income	-	-	-	1,157	1,157
Stock-based compensation	-	-	162	-	162
Dividend declared on Series A
preferred stock ($.64 per share)	-	-	-	(280)	(280)
Dividend declared on Series B
preferred stock	-	-	-	(1,170)	(1,170)
Amortization of discount on preferred
stock	-	-	270	(270)	-

Balance - December 31, 2010	$4	$101	$74,352	$31,643	$106,100

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2010	2009	2008

Cash Flows from Operating Activities

Net income (loss)	$1,157	$(15,228)	$4,113
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Amortization of deferred loan fees	(1,463)	(2,048)	(2,546)
Net amortization of premiums and
Discounts	87	3	3
Provision for loan losses	5,744	31,402	7,481
Provision for depreciation	1,238	1,276	1,336
Provision for foreclosed real estate	3,451	3,911	932
Gain on sale of loans	(843)	(316)	(248)
(Gain) loss on sale of foreclosed real estate	449	15	(209)
Proceeds from loans sold to others	64,916	29,616	14,041
Loans originated for sale	(62,654)	(33,692)	(13,145)
Stock-based compensation expense	162	128	128
Deferred tax expense (benefit)	2,160	(9,194)	(1,839)
Decrease (increase) in accrued interest receivable and
other assets	2,890	(8,532)	(147)
Increase (decrease) in accrued interest payable
and other liabilities	439	(890)	(322)

Net cash provided by (used in) operating activities	17,733	(3,549)	9,578

Cash Flows from Investing Activities

Purchase of investment securities held to maturity	(21,394)	(7,999)	-
Proceeds from maturing investment securities	2,000	1,000	1,000
Principal collected on mortgage backed securities	27	310	35
Net (increase) decrease in loans	6,879	23,940	(20,317)
Proceeds from sale of foreclosed real estate	21,286	9,708	8,173
Investment in foreclosed real estate	(430)	(413)	(92)
Investment in premises and equipment	(461)	(137)	(314)
Proceeds from disposal of premises and
Equipment	-	24	-
Redemption of FHLB stock	917	85	1,478

Net cash provided by (used in) investing activities	8,824	26,518	(10,037)

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	Years Ended December 31,
	2010	2009	2008

Cash Flows from Financing Activities

Net increase in deposits	$4,447	$26,463	$31,093
Net decrease in short-term borrowings	-	-	(15,000)
Additional borrowed funds, long-term	-	-	30,000
Repayment of borrowed funds, long-term	(10,000)	(28,000)	(52,000)
Common stock dividends paid	-	(906)	(2,416)
Series “A” preferred stock dividend paid	(280)	(280)	(35)
Series “B” preferred stock dividend paid	(1,170)	(1,150)	-
Proceeds from sale of subordinated debentures	-	-	3,500
Proceeds from sale of Series A preferred stock, net	-	-	3,253
Proceeds from sale of Series B preferred stock, net	-	-	23,348
Payment of debt issuance costs	-	-	(245)
Net cash provided by (used in) financing activities	(7,003)	(3,873)	21,498

Increase in cash and cash equivalents	19,554	19,096	21,039
Cash and cash equivalents at beginning of year	51,401	32,305	11,266

Cash and cash equivalents at end of year	$70,955	$51,401	$32,305

Supplemental disclosure of cash flows information:
Cash paid during year for:

Interest	$19,395	$26,410	$33,417

Income taxes	$-	$2,295	$4,900

Transfer of loans to foreclosed real estate	$24,137	$28,478	$12,128

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

A.
Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiaries, SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB (the “Bank"), and the Bank's subsidiaries, Louis Hyatt, Inc., Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, and HS West, LLC. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation.  Such reclassifications had no impact on net income.

B.
Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions.  In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Bancorp has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of Bancorp.  As such, discrete financial information is not available and segment reporting would not be meaningful.

C.
Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period.  Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the fair value of foreclosed real estate, the evaluation of other than temporary impairment of investment securities and the valuation of deferred income tax assets.

D.
Investment Securities Held to Maturity – Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.  Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost and (2) the financial condition and near term prospects of the issuer.

E.
Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate based on investor quotes.  Net unrealized losses are recognized through a valuation allowance by charges to income.  Mortgage loans held for sale are

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

sold either with the mortgage servicing rights released or retained by the Bank.  Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

F.
Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor.  Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable is mortgage loans secured by residential and commercial real estate properties located in the State of Maryland.  Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%.

In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

G.
Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

collectability of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.  Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates.  Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  When a real estate secured loan becomes impaired, a decision is made as to whether an updated certified appraisal of the real estate is necessary.  This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property.  Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value.  The discounts also include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices.  Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

For such loans that are classified as impaired, an allowance is established when the current market value of the underlying collateral less its estimated disposal costs is lower than the carrying value of that loan.  For loans that are not solely collateral dependent, an allowance is established when the present value of the expected future cash flows of the impaired loan is lower than the carrying value of that loan.  The general component relates to loans that are classified as doubtful, substandard or special mention that are not considered impaired, as well as non-classified loans.  The general reserve is based on historical loss experience adjusted for qualitative factors.  These qualitative factors include:

• Levels and trends in delinquencies and nonaccruals;
• Inherent risk in the loan portfolio;
• Trends in volume and terms of the loan;
• Effects of any change in lending policies and procedures;
• Experience, ability and depth of management;
• National and local economic trends and conditions; and
• Effect of any changes in concentration of credit.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

A loan is considered impaired if it meets either of the following two criteria:
•	Loans that are 90 days or more in arrears (nonaccrual loans); or
•	Loans where, based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss.  Loans criticized special mention have potential weaknesses that deserve management’s close attention.  If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects.  Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans classified doubtful have all the weaknesses inherited in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.  Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses.  Loans not classified are rated pass.

A loan is considered a troubled debt restructuring when Bancorp for economic or legal reasons relating to the borrowers financial difficulties grants a concession to the borrower that it would not otherwise consider.  Loan modifications made with terms consistent with current market conditions that the borrower could obtain in the open market are not considered troubled debt restructurings.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

H.
  Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs.  Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides a specific reserve to reduce real estate acquired through foreclosure to fair value less estimated disposal cost.  Expenses incurred on foreclosed real estate prior to disposition are charged to expense.  Gains or  losses on the sale of foreclosed real estate are recognized upon disposition of the property.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

I.
Transfers of Financial Assets – Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Bancorp, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Bancorp does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

J.
Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

K.
Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, and federal funds sold.  Generally, federal funds are sold for one day periods.

L.
Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amount will be realized based on consideration of available evidence.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established.  The judgment about the level of future taxable income is inherently subjective and is reviewed on a continual basis as regulatory and business factors change.

Bancorp recognizes interest and penalties on income taxes as a component of income tax expense.

M.
Earnings Per Share - Basic earnings (loss) per share of common stock for the years ended December 31, 2010, 2009 and 2008 is computed by dividing net income (loss) available to common stockholders by 10,066,679, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by Bancorp relate to outstanding stock options, warrants, and convertible preferred stock, and are determined using the treasury stock method.  Diluted earnings per share of common stock for the years ended December 31, 2010, 2009 and 2008, is computed by dividing net income (loss) for each year by 10,066,679, for each year the weighted average number of diluted shares of common stock.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

N.	Advertising Cost - Advertising cost is expensed as incurred and totaled $422,000, $370,000 and $476,000 for the years ended December 31, 2010, 2009, and 2008, respectively.

O.
Recent Accounting Pronouncements - In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update “ASU” 2011-01.  The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities.  Under the existing effective date in Update 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for the periods beginning on or after December 15, 2010.  The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring.  The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.  Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011.

In June 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures.

This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure.

The amendments in this update apply to all public and nonpublic entities with financing receivables.  Financing receivables include loans and trade accounts receivable.  However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments.

The effective date of ASU 2010-20 differs for public and nonpublic companies.  For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  The adoption of this amendment did not have a material impact on Bancorp’s consolidated results of operations or financial position.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820):  Improving Disclosures about Fair Value Measurements.  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10.  The FASB’s objective is to improve these disclosures and, thus increase the transparency in financial reporting.  Specifically, ASU 2010-6 amends Codification Subtopic 820-10 to now require:

• A reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
• In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

• For purposes of reporting fair value measurements for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and
• A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of this amendment did not have a material impact on Bancorp’s consolidated results of operations or financial position.

P.
Subsequent Events – Bancorp has evaluated events and transactions occurring subsequent to December 31, 2010, the date of the consolidated statements of financial condition, for items that should potentially be recognized or disclosed in the consolidated financial statements.  The evaluation was conducted through the date these consolidated financial statements were issued.

Q.
Concentration of Credit Risk – From time to time, the Bank will maintain balances with its correspondent bank that exceed the $250,000 federally insured deposit limit.  Management routinely evaluates the credit worthiness of the correspondent bank and does not feel they pose a significant risk to the Bancorp.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities

The amortized cost and fair value of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2010:

US Treasury securities	$21,104	$223	$(2)	$21,325
US Agency securities	5,233	-	(37)	5,196
US Government sponsored
mortgage-backed securities	974	61	-	1,035
Total	$27,311	$284	$(39)	$27,556
December 31, 2009:

US Treasury securities	$6,999	$23	$(1)	$7,021
US Government sponsored
mortgage-backed securities	1,032	15	(13)	1,034
Total	$8,031	$38	$(14)	$8,055

As of December 31, 2010 and 2009, there was $8,760,000 and $1,743,000, respectively, of US Treasury securities or mortgage-backed securities pledged by Bancorp as collateral for borrowers’ letters of credit with Anne Arundel County.

The following tables show fair value and unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2010 and 2009. Included in the table for 2010 are one US Treasury security and five US Agency securities. Management believes that the unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and actual and estimated prepayment speeds.  The Bank does not consider any of these securities to be other than temporarily impaired at December 31, 2010, because the unrealized losses are related primarily to changes in market interest rates and widening of sector spreads and are not necessarily related to the underlying credit quality of the issuers of the securities.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note 2 - Investment Securities – Continued

In addition, the Bank does not intend to sell, nor does it believe that it will more likely than not be required to sell, any impaired securities prior to a recovery of amortized cost.

	Less than 12 months		12 Months or More			Total
		Unrealized		Unrealized			Unrealized
	Fair Value	Losses	Fair Value	Losses		Fair Value	Losses
December 31, 2010:	(dollars in thousands)

US Treasury securities	$1,033	$(2)	$-	$	(-)	$1,033	$(2)
US Agency securities	5,196	(37)	-		(-)	5,196	(37)
Total	$6,229	$(39)	$-	$	(-)	$6,229	$(39)

December 31, 2009:

US Treasury securities	$991	$(1)	$-	$	(-)	$991	$(1)
US Government sponsored
mortgage-backed securities	-	(-)	267		(13)	267	(13)
Total	$991	$(1)	$267		$(13)	$1,258	$(14)

The amortized cost and estimated fair value of debt securities as of December 31, 2010, by contractual maturity, are shown in the following table.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity
	(dollars in thousands)
	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$8,011	$8,026
Due from one year to five years	18,326	18,495
US Government sponsored
Mortgage-backed securities	974	1,035

	$27,311	$27,556

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable

Loans receivable consist of the following:

	December 31
	2010	2009
	(dollars in thousands)
Residential mortgage, total	$326,255	$343,931
Individually evaluated for impairment	59,189
Collectively evaluated for impairment	267,066
Construction, land acquisition and
development, total	144,098	198,933
Individually evaluated for impairment	21,937
Collectively evaluated for impairment	122,161
Land, total	63,155	71,772
Individually evaluated for impairment	10,196
Collectively evaluated for impairment	52,959
Lines of credit, total	36,642	31,138
Individually evaluated for impairment	4,564
Collectively evaluated for impairment	32,078
Commercial real estate, total	212,477	204,596
Individually evaluated for impairment	23,683
Collectively evaluated for impairment	188,794
Commercial non-real estate, total	8,434	6,923
Individually evaluated for impairment	305
Collectively evaluated for impairment	8,129
Home equity, total	43,501	42,365
Individually evaluated for impairment	975
Collectively evaluated for impairment	42,526
Consumer, total	1,302	1,259
Individually evaluated for impairment	61
Collectively evaluated for impairment	1,241
Total Loans	835,864	900,917
Individually evaluated for impairment	120,910
Collectively evaluated for impairment	714,954

Less
Loans in process	(23,851)	(48,095)
Allowance for loan losses	(29,871)	(34,693)
Deferred loan origination fees and costs, net	(3,205)	(3,895)

	$778,937	$814,234

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Note 3 - Loans Receivable - Continued

    The following is a summary of the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 (dollars in thousands):

2010	Total	Residential Mortgage	Acquisition and Development	Land	Lines of Credit	Commercial Real Estate	Commercial Non-Real Estate	Home Equity	Consumer
Beginning Balance	$34,693	$19,621	$1,492	$5,539	$20	$5,506	$82	$2,425	$8

Provision	5,744	3,443	2,505	1,782	438	(1,034)	49	(1,446)	7
Charge-offs	(10,666)	(6,825)	(-)	(3,096)	(-)	(523)	(-)	(217)	(5)
Recoveries	100	100	-	-	-	-	-	-	-

Ending Balance	$29,871	$16,339	$3,997	$4,225	$458	$3,949	$131	$762	$10

Loans individually evaluated for impairment	$14,540	$8,149	$2,645	$2,282	$264	$766	$-	$434	$-
Loans collectively evaluated for impairment	$15,331	$8,190	$1,352	$1,943	$194	$3,183	$131	$328	$10

2009
Beginning Balance	$14,813

Provision	31,402
Charge-offs	(11,579)
Recoveries	57

Ending Balance	$34,693

2008
Beginning Balance	$10,781

Provision	7,481
Charge-offs	(3,449)
Recoveries	-

Ending Balance	$14,813

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The allowance for loan losses is based on management’s judgment and evaluation of the loan portfolio.  Management assesses the adequacy of the allowance for loan losses and the need for any addition thereto, by considering the nature and size of the loan portfolio, overall portfolio quality, review of specific problem loans, economic conditions that may affect the borrowers’ ability to pay or the value of property securing loans, and other relevant factors.  While management believes the allowance was adequate as December 31, 2010, changing economic and market conditions may require future adjustments to the allowance for loan losses.

The following table presents Bancorp’s non-performing assets as of December 31, 2010 and December 31, 2009 (dollars in thousands):

	December 31, 2010	Number of loans	December 31, 2009	Number of loans

Loans accounted for on a non-accrual basis:
Residential mortgage	$18,778	46	$33,391	84
Home equity	118	2	536	7
Lines of credit	4,265	8	-	-
Commercial real estate	1,927	6	7,400	12
Acquisition and development	15,160	17	-	-
Land	5,890	21	19,425	28
Commercial non-real estate	-	-	56	1
Consumer	26	2	-	-
Total non-accrual loans	$46,164	102	$60,808	132
Accruing loans greater than 90 days past due	$-		$ -
Foreclosed real-estate	$20,955		$21,574
Total non-performing assets	$67,119		$82,382
Total troubled debt restructurings	$58,729	108	$44,716	78
Total non-accrual loans to net loans	5.9%		7.5%
Allowance for loan losses	$29,871		$34,693
Allowance to total loans	3.7%		4.1%
Allowance for loan losses to total non-performing loans,
including loans contractually past due 90 days or more	64.7%		57.1%
Total non-accrual and accruing loans greater than
90 days past due to total assets	4.8%		6.3%
Total non-performing assets to total assets	7.0%		8.5%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The following tables summarize impaired loans at December 31, 2010 (dollars in thousands):

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Recorded Investment	Unpaid Principal Balance
December 31, 2010
Residential mortgage	$38,251	$8,149	$20,938	$59,189	$59,189
Home equity	568	434	407	975	975
Lines of credit	836	264	3,728	4,564	4,564
Commercial real estate	3,975	766	19,708	23,683	23,683
Acquisition and development	17,273	2,645	4,664	21,937	21,937
Land	6,567	2,282	3,629	10,196	10,196
Commercial non-real estate	-	-	305	305	305
Consumer	-	-	61	61	61
Total Impaired loans	$67,470	$14,540	$53,440	$120,910	$120,910

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance		Total Impaired Loans
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Residential mortgage	$39,382	$1,508	$21,611	$1,057	$60,993	$2,565
Home equity	568	21	407	17	975	38
Lines of credit	985	167	3,294	115	4,279	282
Commercial real estate	4,034	248	19,838	1,420	23,872	1,668
Acquisition and development	19,327	1,212	5,307	303	24,634	1,515
Land	6,572	288	3,772	492	10,344	780
Commercial non-real estate	-	-	900	45	900	45
Consumer	-	-	61	-	61	-
Total Impaired loans	$70,868	$3,444	$55,190	$3,449	$126,058	$6,893

Changes in impaired loans during 2010 are as follows (dollars in thousands):

Impaired loans at December 31, 2009	$122,941
Added to impaired loans	62,025
Gross loans transferred to foreclosed real estate	(32,283)
Paid off prior to foreclosure	(31,773)
Impaired loans at December 31, 2010	$120,910

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Included in the above impaired loans amount at December 31, 2010 is $74,746,000 of loans that are not in non-accrual status.  In addition, there was a total of $59,189,000 of residential real estate loans included in impaired loans at December 31, 2010, of which $45,731,000 were to consumers and $13,458,000 to builders. The collateral supporting impaired loans is individually reviewed by management to determine its estimated fair market value, less estimated disposal cost and a specific allowance is established, if necessary, for the difference between the carrying amount of any loan and the estimated fair value of the collateral less estimated disposal cost.

Of the impaired loans, $67,470,000 and $65,886,000 had a specific valuation allowance of $14,540,000 and $15,483,000 at December 31, 2010 and 2009, respectively. Impaired loans averaged $126,058,000 during 2010, $105,484,000 during 2009 and $43,342,000 during 2008. Interest income recognized on these loans totaled $6,893,000 during 2010, $4,073,000 during 2009 and $2,794,000 during 2008.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of December 31, 2010 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2010
Residential mortgage	$281,027	$9,999	$35,229	$-	$326,255
Home equity	41,030	1,497	974	-	43,501
Lines of credit	28,979	2,796	4,867	-	36,642
Commercial real estate	197,031	3,667	11,779	-	212,477
Acquisition and development	105,052	13,481	25,565	-	144,098
Land	48,384	5,708	9,063	-	63,155
Commercial non-real estate	8,091	38	305	-	8,434
Consumer	1,243	-	59	-	1,302
Total Impaired loans	$710,837	$37,186	$87,841	$-	$835,864

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2010	2009	2008
	(dollars in thousands)

Interest income that would have
been recorded	$4,905	$4,588	$4,430
Interest income recognized	2,599	1,271	2,045
Interest income not recognized	$2,306	$3,317	$2,385

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.  The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2010 (dollars in thousands):

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days+ Past Due	Total Past Due	Non-Accrual	Total Loans
December 31, 2010
Residential mortgage	$297,793	$5,028	$4,656	$-	$9,684	$18,778	$326,255
Home equity	43,138	115	130	-	245	118	43,501
Lines of credit	29,465	854	2,058	-	2,912	4,265	36,642
Commercial real estate	206,434	3,058	1,058	-	4,116	1,927	212,477
Acquisition and development	122,858	1,950	4,130	-	6,080	15,160	144,098
Land	52,492	3,865	908	-	4,773	5,890	63,155
Commercial non-real estate	8,434	-	-	-	-	-	8,434
Consumer	1,272	4	-	-	4	26	1,302
Total Impaired loans	$761,886	$14,874	$12,940	$-	$27,814	$46,164	$835,864

Mortgage loans serviced for others not included in the accompanying consolidated statements of financial condition totaled $82,082,000 and $82,878,000 at December 31, 2010 and 2009, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2010	2009
	(dollars in thousands)
Standby letters of credit	$17,959	$11,935
Home equity lines of credit	14,340	19,005
Unadvanced construction commitments	26,662	48,095
Mortgage loan commitments	5,827	1,211
Lines of credit	25,833	23,356
Loans sold with limited
repurchase provisions	$37,943	$16,345

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2010 and 2009 for guarantees under standby letters of credit issued is not material.

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Unadvanced construction commitments are loan commitments made to borrowers for both residential and commercial projects that are either in process or are expected to begin construction shortly.

Mortgage loan commitments not reflected in the accompanying statements of financial condition at December 31, 2010 include $5,669,000 at a fixed range of 3.625% to 6.25% and $158,000 at floating rates.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank has entered into several agreements to sell mortgage loans to third parties. The loans sold under these agreements for the years ended December 31, 2010, 2009 and 2008 were $59,113,000, $31,346,000 and $13,793,000, respectively. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the consolidated statement of financial condition at December 31, 2010 and 2009 as a liability for credit loss related to these loans.  The Bank has never had to repurchase a loan under these agreements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Estimated
	2010	2009	Useful Lives
	(dollars in thousands)
Land	$1,537	$1,537	-
Building	29,023	29,023	39 Years
Leasehold improvements	1,161	1,155	15-27.5 Years
Furniture, fixtures and equipment	3,143	2,688	3-10 Years
Total at cost	34,864	34,403
Accumulated depreciation	(6,537)	(5,299)
	$28,327	$29,104

Depreciation expense was $1,238,000, $1,276,000, and $1,336,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Bancorp has four retail branch locations in Anne Arundel County, Maryland, of which it owns three and leases the fourth from a third party.  The lease expired July 2010, with the option to renew the lease for two additional five year terms.  The Bank is in the process of exercising the lease option.  In addition, the Bank leases office space in Annapolis, Maryland from a third party.  The lease expires January 2016, with the option to renew the lease for one additional five year term.

The minimum future annual rental payments on leases are as follows:

Years Ended December 31, (in thousands)
2011	$96
2012	96
2013	96
2014	96
2015	71
Thereafter	3

Total rent expense was $95,000, $94,000, and $91,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Foreclosed Real Estate

As of December 31, 2010, Bancorp had foreclosed real estate consisting of 67 residential properties with a carrying value of $20,955,000.  During the year ended December 31, 2010, Bancorp sold a total of 78 properties previously included in foreclosed real estate.  The properties sold during 2010 had a combined net book value of $21,735,000 after total write-downs taken subsequent to their transfer from loans to foreclosed real estate of $3,297,000, and were sold at a combined net loss of $449,000.  In addition, Bancorp incurred $1,083,000 in expenses related to the sale of the properties.  The following table summarizes the changes in foreclosed real estate for the years ended December 31, 2010 and 2009 (dollars in thousands):

Foreclosed real estate at December 31, 2008	$6,317
Transferred from impaired loans, net of specific reserves of $7,453	28,478
Property improvements	413
Additional write downs	(3,911)
Property sold	(9,723)
Foreclosed real estate at December 31, 2009	21,574
Transferred from impaired loans, net of specific reserves of $8,146	24,137
Property improvements	430
Additional write downs	(3,451)
Property sold	(21,735)
Foreclosed real estate at December 31, 2010	$20,955

Note 6 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7 – Deposits

Deposits in the Bank as of December 31, 2010 and 2009 consisted of the following:

	2010		2009
Category	Amount	Percent	Amount	Percent
	(dollars in thousands)

NOW accounts	$13,465	1.88%	$12,898	1.82%
Money market accounts	41,168	5.76%	49,797	7.01%
Passbooks	222,183	31.08%	184,311	25.95%
Certificates of deposit	420,133	58.78%	447,889	63.05%
Non-interest bearing accounts	17,827	2.50%	15,434	2.17%

Total deposits	$714,776	100.00%	$710,329	100.00%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Deposits - continued

At December 31, 2010 scheduled maturities of certificates of deposit are as follows:
Amount
(dollars in thousands)
One year or less	$172,161
More than 1 year to 2 years	169,745
More than 2 years to 3 years	63,787
More than 3 years to 4 years	6,530
More than 4 years to 5 years	7,910
$420,133

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $185,716,000 and $209,068,000 at December 31, 2010 and 2009, respectively.

Interest expense on deposits is summarized as follows:

	For Years Ended December 31,
	2010	2009	2008
	(dollars in thousands)

NOW accounts	$52	$65	$102
Money market accounts	405	626	1,295
Passbooks	2,982	2,589	633
Certificates of deposit	10,296	16,502	23,920
	$13,735	$19,782	$25,950

Note 8 - Federal Home Loan Bank Advances

The Bank's credit availability under the FHLB of Atlanta’s credit availability program was $194,360,000 and $297,140,000 at December 31, 2010 and 2009, respectively.  The Bank is able to borrow up to 20% of total assets.  There were no short-term borrowings with the FHLB at December 31, 2010 and 2009.   Long-term advances outstanding were $115,000,000 and $125,000,000 at December 31, 2010 and 2009, respectively.  The maturities of these long-term advances at December 31, 2010 are as follows (dollars in thousands):

Rate	Amount	Maturity
-%	$-	2011
-%	-	2012
-%	-	2013
2.940% to 4.210%	25,000	2014
3.710% to 4.340%	40,000	2015
2.580% to 4.050%	50,000	Thereafter
	$115,000

The Bank's stock in the FHLB of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the FHLB of Atlanta. The Bank is required to maintain as collateral for its advances, qualified loans in varying amounts depending on the loan type.  Loans with an approximate fair value of $233,215,000 are pledged as collateral at December 31, 2010.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Subordinated Debentures

As of December 31, 2010, Bancorp had outstanding approximately $20,619,000 principal amount of Junior Subordinated Debt Securities Due 2035 (the “2035 Debentures”).  The 2035 Debentures were issued pursuant to an Indenture dated as of December 17, 2004 (the “2035 Indenture”) between Bancorp and Wells Fargo Bank, National Association as Trustee.  The 2035 Debentures pay interest quarterly at a floating rate of interest of 3-month LIBOR (0.29% December 31, 2010) plus 200 basis points, and mature on January 7, 2035.  Payments of principal, interest, premium and other amounts under the 2035 Debentures are subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of Bancorp, as defined in the 2035 Indenture.  The 2035 Debentures became redeemable, in whole or in part, by Bancorp on January 7, 2010.

The 2035 Debentures were issued and sold to Severn Capital Trust I (the “Trust”), of which 100% of the common equity is owned by Bancorp.  The Trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable Capital Securities (“Capital Securities”) to third-party investors and using the proceeds from the sale of such Capital Securities to purchase the 2035 Debentures.  The 2035 Debentures held by the Trust are the sole assets of the Trust.  Distributions on the Capital Securities issued by the Trust are payable quarterly at a rate per annum equal to the interest rate being earned by the Trust on the 2035 Debentures.  The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the 2035 Debentures.  Bancorp has entered into an agreement which, taken collectively, fully and unconditionally guarantees the Capital Securities subject to the terms of the guarantee. $17,000,000 of the proceeds from Bancorp’s issuance of the debentures was contributed to the Bank, and qualifies as Tier 1 capital for the Bank under Federal Reserve Board guidelines.

On November 15, 2008, Bancorp completed a private placement offering consisting of a total of 70 units, at an offering price of $100,000 per unit, for gross proceeds of $7.0 million. Each unit consisted of 6,250 shares of Bancorp's Series A 8.0% Non-Cumulative Convertible Preferred Stock and Bancorp's Subordinated Note in the original principal amount of $50,000.

The Subordinated Notes earn interest at an annual rate of 8.0%, payable quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008.  The Subordinated Notes are redeemable in whole or in part at the option of Bancorp at any time beginning on December 31, 2009 until maturity, which is December 31, 2018.  Debt issuance costs totaled $245,000 and are being amortized over 10 years.

Note 10 – Employee Benefit Plans

The Bank has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary up to the maximum amount allowed by law. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $127,000, $130,000 and $124,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. The Bank recognized ESOP expense of $140,000, $140,000 and $142,000 for the years ended December 31, 2010, 2009 and 2008, and had unallocated shares in the plan totaling 29,807 and 2,100 as of December 31, 2010 and 2009, respectively.  The fair value of the unallocated shares at December 31, 2010 was $103,000.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stockholders’ Equity

As part of the private placement offering discussed in Note 9, Bancorp issued a total of 437,500 shares of its Series A 8.0% Non-Cumulative Convertible Preferred Stock (“Series A Preferred Stock”). The liquidation preference is $8.00 per share.  Holders of Series A Preferred Stock will not be entitled to any further distribution on the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the option of the holder into one share of Bancorp common stock, subject to adjustment upon certain corporate events. The initial conversion rate is equivalent to an initial conversion price of $8.00 per share of Bancorp common stock. At the option of Bancorp, on and after December 31, 2013, at any time and from time to time, some or all of the Series A Preferred Stock may be converted into shares of Bancorp common stock at the then-applicable conversion rate.  Costs related to the issuance of the preferred stock totaled $247,000 and were netted against the proceeds.

If declared by Bancorp's board of directors, cash dividends at an annual rate of 8.0% will be paid quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008. Dividends will not be paid on Bancorp common stock in any quarter until the dividend on the Series A Preferred Stock has been paid for such quarter; however, there is no requirement that Bancorp's board of directors declare any dividends on the Series A Preferred Stock and any unpaid dividends shall not be cumulative.

On November 21, 2008, Bancorp entered into an agreement with the United States Department of the Treasury (“Treasury”), pursuant to which Bancorp issued and sold (i) 23,393 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share, (the “Series B Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 556,976 shares of Bancorp’s common stock, par value $0.01 per share, for an aggregate purchase price of $23,393,000.  Costs related to the issuance of the preferred stock and warrants totaled $45,000 and were netted against the proceeds.

The Series B Preferred Stock qualifies as Tier 1 capital and will pay cumulative compounding dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series B Preferred Stock may be redeemed by Bancorp after three years. Prior to the end of three years, the Series B Preferred Stock may not be redeemed by Bancorp except with proceeds from one or more Qualified Equity Offerings, as defined in the Purchase Agreement.

The Series B Preferred Stock has no maturity date and ranks pari passu with Bancorp’s existing Series A Preferred Stock, in terms of dividend payments and distributions upon liquidation, dissolution and winding up of Bancorp.

The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, Bancorp’s authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at Bancorp’s next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These preferred share directors will be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid.

The Warrant has a 10-year term and is immediately exercisable at an exercise price of $6.30 per share of Common Stock.   The exercise price and number of shares subject to the Warrant are both subject to anti-dilution adjustments. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stockholders’ Equity - Continued

Bancorp’s ability to declare dividends on its common stock are limited by the terms of Bancorp’s Series A preferred stock and Series B preferred stock.  Bancorp may not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, or make any guarantee payment with respect to its common stock in any quarter until the dividend on the Series A Preferred Stock has been declared and paid for such quarter, subject to certain minor exceptions.  Additionally, prior to November 21, 2011, unless Bancorp has redeemed the Series B preferred stock or the Treasury Department has transferred the Series B preferred stock to a third party,  Bancorp may not, without the consent of the Treasury (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.06 per share) or (2) redeem, purchase or acquire any shares of Bancorp’s common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Letter Agreement with the Treasury Department.

Additionally, under the terms of Bancorp's 2035 Debentures, if (i) there has occurred and is continuing an event of default, (ii) Bancorp is in default with respect to payment of any obligations under the related guarantee or (iii) Bancorp has given notice of its election to defer payments of interest on the 2035 Debentures by extending the interest distribution period as provided in the indenture governing the 2035 Debentures and such period, or any extension thereof, has commenced and is continuing, then Bancorp may not, among other things, declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, including common stock.

Note 12- Stock-Based Compensation

Bancorp has a stock-based compensation plan for directors, officers, and other key employees of Bancorp.  The aggregate number of shares of common stock that may be issued with respect to the awards granted under the plan is 500,000 plus any shares forfeited under Bancorp’s old stock-based compensation plan.  Under the terms of the plan, Bancorp has the ability to grant various stock compensation incentives, including stock options, stock appreciation rights, and restricted stock.  The stock-based compensation is granted under terms and conditions determined by the Compensation Committee of the Board of Directors.  Under the stock based compensation plan, stock options generally have a maximum term of ten years, and are granted with an exercise price at least equal to the fair market value of the common stock on the date the options are granted.  Generally, options granted to directors of Bancorp vest immediately, and options granted to officers and employees vest over a five-year period, although the Compensation Committee has the authority to provide for different vesting schedules.

Bancorp follows FASB ASC 718, Compensation – Stock Compensation (FASB ASC 718) to account for stock-based compensation.  FASB ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of operations at fair value.  FASB ASC 718 requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award.  The expense is recognized over the period during which an employee is required to provide service in exchange for the award. Stock-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 totaled $162,000 in 2010 and $128,000 in 2009 and 2008.  There was no income tax benefit recognized in the consolidated statements of operations for stock-based compensation for the years ended December 31, 2010, 2009 and 2008.

There were 100,000 options granted in 2010 and 0 options granted in 2009 and 2008.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Stock-Based Compensation – Continued

Information regarding Bancorp’s stock option plan as of and for the years ended December 31, 2010 and 2009 is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding, December 31, 2008	114,950	$15.87
Options granted	-	-
Options exercised	-	-
Options forfeited	(4,235)	15.62		$-
Options outstanding, December 31, 2009	110,715	15.88
Options granted	100,000	4.21
Options exercised	-	-
Options forfeited	(19,965)	15.62
Options outstanding, December 31, 2010	190,750	$9.79	2.29	$-
Options exercisable, December 31, 2010	103,801	$14.14	0.78	$-
Option price range at December 31, 2010	$4.13 to $17.18

Bancorp recognized $162,000, $128,000 and $128,000 of expense for the years ended December 31, 2010, 2009 and 2008, respectively, for stock-based compensation.  The stock-based compensation expense amounts were derived using the Black-Scholes option-pricing model.  The following weighted average assumptions were used to value options granted in current and prior periods presented.

	2010	2009	2008
Expected life of options	4.91 years	4.83 years	4.83 years
Risk-free interest rate	3.60%	4.59%	4.59%
Expected volatility	55.94%	53.66%	53.66%
Expected dividend yield	2.52%	4.54%	4.54%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because Bancorp’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Stock-Based Compensation – Continued

The following table summarizes the nonvested options in Bancorp’s stock option plan as of December 31, 2010.
		Weighted
		Average
	Shares	Grant Date Fair Value
Nonvested options outstanding, December 31, 2009	23,716	$15.90
Nonvested options granted	100,000	4.21
Nonvested options vested	(16,802)	5.21
Nonvested options forfeited	(19,965)	15.62
Nonvested options outstanding, December 31, 2010	86,949	$4.59

As of December 31, 2010, there was $197,000 of total unrecognized stock-based compensation cost related to non-vested stock options, which is expected to be recognized over a period of fifty-one months.

Note 13- Regulatory Matters

The Bank is required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2010 was $300,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bancorp’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2010, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Regulatory Matters – Continued

The following table presents the Bank's actual capital amounts and ratios at December 31, 2010 and 2009:
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
December 31, 2010
Tangible (1)	$117,733	12.3%	$14,340	1.50%	N/A	N/A
Tier I capital (2)	117,733	15.6%	N/A	N/A	$45,342	6.00%
Core (1)	117,733	12.3%	38,240	4.00%	47,800	5.00%
Total (2)	127,175	16.8%	60,456	8.00%	75,570	10.00%

December 31, 2009
Tangible (1)	$112,340	11.8%	$14,431	1.50%	N/A	N/A
Tier I capital (2)	112,340	14.4%	N/A	N/A	$46,579	6.00%
Core (1)	112,340	11.8%	38,483	4.00%	48,104	5.00%
Total (2)	122,032	15.7%	62,105	8.00%	77,632	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

On November 23, 2009, Bancorp and the Bank entered into supervisory agreements with its regulators.  The agreements require, among other things, in accordance with specific guidelines set forth in the agreements, that the Bank revise its policies regarding problem assets, revise its allowance for loan and lease losses policies, revise policies and procedures for the use of interest reserves, develop and implement a program for managing risks associated with concentrations of credit, revise its loan modification policy and furnish written quarterly progress reports to its regulators detailing the actions taken to comply with the agreements. In addition, Bancorp and the Bank must obtain prior regulatory approval before any dividends or capital distributions can be made.  Bancorp’s main source of income is dividends from the Bank.  As a result, Bancorp's dividends to its shareholders will depend primarily upon receipt of dividends from the Bank and compliance with the supervisory agreements.  Management believes that Bancorp and the Bank are in compliance with these agreements at December 31, 2010.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Income Taxes

The income tax provision (benefit) consists of the following for the years ended December 31:

	2010	2009	2008
	(dollars in thousands)
Current
Federal	$(1,005)	$(617)	$3,747
State	(115)	(117)	965
	(1,120)	(734)	4,712
Deferred
Federal	1,741	(7,342)	(1,461)
State	419	(1,852)	(378)
	2,160	(9,194)	(1,839)

Total income tax provision (benefit)	$1,040	$(9,928)	$2,873

The amount computed by applying the statutory federal income tax rate to income (loss) before taxes is less than the tax provision (benefit) for the following reasons for the years ended December 31:
	2010		2009		2008
	Amount	Percent of Pretax Income	Amount	Percent of Pretax (Loss)	Amount	Percent of Pretax Income
	(dollars in thousands)
Statutory Federal
income tax rate	$747	34.0%	$(8,553)	34.0%	$2,375	34.0%
State tax net of
Federal income
tax benefit	201	9.1%	(1,384)	5.5%	387	5.5%
Other adjustments	92	4.2%	9	0%	111	1.6%
	$1,040	47.3%	$(9,928)	39.5%	$2,873	41.1%

Bancorp does not have any unrecognized tax benefits at December 31, 2010 or 2009.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below:

	2010	2009
	(dollars in thousands)
Deferred Tax Assets:
Allowance for loan losses	$12,057	$14,003
Reserve on foreclosed real estate	1,146	1,084
Reserve for uncollected interest	676	1,079
State net operating loss carryforwards	188	772
Other	69	13
Total deferred tax assets	14,136	16,951
Valuation allowance	(167)	(768)
Total deferred tax assets, net of valuation allowance	13,969	16,183

Deferred Tax Liabilities:
Federal Home Loan Bank stock dividends	(84)	(84)
Loan origination costs	(382)	(506)
Accelerated depreciation	(1,273)	(1,156)
Prepaid expenses	(107)	(159)
Other	-	5
Total deferred tax liabilities	(1,846)	(1,900)

Net deferred tax assets	$12,123	$14,283

The valuation allowance relates to state net operating loss carryforwards of $3,122,000 and $1,903,000 for which realizability is uncertain.  At December 31, 2010 and 2009, Bancorp had state net operating loss carryforwards of approximately $3,518,000 and $1,982,000 respectively, which were available to offset future state taxable income, and expire at various dates through 2030.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Bancorp will realize the benefits of these deferred tax assets.

The statute of limitations for Internal Revenue Service examination of Bancorp’s federal consolidated tax returns remains open for tax years 2007 through 2010.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Related Party Transactions

During the years ended December 31, 2010, 2009 and 2008, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

During January, 2007, a law firm, in which the President of Bancorp and the Bank is a partner, entered into a five year lease agreement with a subsidiary of Bancorp.  The term of the lease is five years with the option to renew the lease for three additional five year terms.  The total lease payments received by the subsidiary were $375,000, $405,000 and $382,000 for the years ended December 31, 2010, 2009 and 2008, respectively.  In addition, the law firm represents Bancorp and the Bank in certain legal matters. The fees for services rendered by that firm were $830,010, $769,000 and $715,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

During 2008, the President and a former Director of Bancorp and the Bank each received a director fee of $127,500 for services relating to Bancorp’s private placement sale of its Series A Preferred Stock and Subordinated Notes.

Note 16 - Fair Value of Financial Instruments

A fair value hierarchy that prioritizes the inputs to valuation methods is used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair market hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Fair Value of Financial Instruments – Continued

The following table summarizes the valuation of assets re-measured at fair value on a nonrecurring basis,  as of December 31, 2010 and 2009 (dollars in thousands):

	Fair Value Measurement at December 31, 2010
	Total	Level 1	Level 2	Level 3

Impaired loans	$52,930	-	-	$52,930
Foreclosed real estate	20,955	-	-	20,955

	Fair Value Measurement at December 31, 2009
	Total	Level 1	Level 2	Level 3

Impaired loans	$50,403	-	-	$50,403
Foreclosed real estate	21,574	-	-	21,574

There were no liabilities that were required to be re-measured on a nonrecurring basis as of December 31, 2010 or 2009.

The following information should not be interpreted as an estimate of the fair value of Bancorp since a fair value calculation is only provided for a limited portion of Bancorp’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between Bancorp’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of Bancorp’s financial instruments at December 31, 2010 and 2009.

Cash and cash equivalents:
The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets’ fair values.

Investment Securities:
Bancorp utilizes a third party source to determine the fair value of its securities.  The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases and trading desk quotes.  All Bancorp’s investments are considered Level 1.

FHLB stock:
The carrying amount of FHLB stock approximates fair value based on the redemption provisions of the FHLB.  There have been no identified events or changes in circumstances that may have a significant adverse effect on the FHLB stock.  Based on our evaluation, we have concluded that our FHLB stock was not impaired at December 31, 2010 and 2009.

Loans held for sale:
The fair value of loans held for sale is based primarily on investor quotes.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Fair Value of Financial Instruments – Continued

Loans receivable:
The fair values of loans receivable was estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.

Impaired loans are those for which Bancorp has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consisted of the loan balances of $67,596,000 and $65,886,000 at December 31, 2010 and 2009, respectively, less their valuation allowances of $14,540,000 and $15,483,000 at December 31, 2010 and 2009, respectively.

Foreclosed Real Estate:
Real estate acquired through foreclosure is included in the following disclosure at the lower of carrying value or fair value less estimated disposal costs. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using current estimates of fair value. In the event of a subsequent decline, management provides a specific allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.

Accrued interest receivable and payable:
The carrying amounts of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:
The fair values disclosed for demand deposit accounts, savings accounts and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB advances:
Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available for advances from the FHLB with similar terms and remaining maturities.

Subordinated debentures:
Current economic conditions have rendered the market for this liability inactive.  As such, Bancorp is unable to determine a good estimate of fair value.  Since the rate paid on the debentures held is lower than what would be required to secure an interest in the same debt at year end and we are unable to obtain a current fair value, Bancorp has disclosed that the carrying value approximates the fair value.

Off-balance sheet financial instruments:
Fair values for Bancorp’s off-balance sheet financial instruments (lending commitments and letters of credit) are not significant and are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Fair Value of Financial Instruments – Continued

The following table summarizes the roll forward of level 3 assets for the years ended December 31, 2010 and 2009 (dollars in thousands):

	Impaired Loans	Foreclosed Real Estate
Balance at December 31, 2008	$32,043	$6,317
Transfer to foreclosed real estate	(22,850)	28,478
Additions	77,889	413
Additional reserves	(10,093)	(3,911)
Paid off/sold	(26,597)	(9,723)
Balance at December 31, 2009	$50,403	$21,574
Transfer to foreclosed real estate	(26,526)	24,137
Additions	59,212	430
(Increase) decrease in additional reserves	944	(3,451)
Paid off/sold	(31,103)	(21,735)
Balance at December 31, 2010	$52,930	$20,955

The $944,000 in reduced reserves recorded against impaired loans was included in the provision for loan losses on the statement of operations for the year ended December 31, 2010.  The $3,451,000 of additional reserves recorded against foreclosed real estate was included in non-interest expenses on the statement of operations for the year ended December 31, 2010.  Included in the $24,137,000 of loans transferred to foreclosed real estate, were 22 loans totaling $7,197,000 that did not require a specific reserve at the date of transfer from loans to foreclosed real estate.

The estimated fair values of Bancorp’s financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)
Financial Assets
Cash and cash equivalents	$70,955	$70,955	$51,401	$51,401
Investment securities	27,311	27,556	8,031	8,055
FHLB stock	7,692	7,692	8,609	8,609
Loans held for sale	3,426	3,426	4,845	4,845
Loans receivable, net	778,937	819,864	814,234	843,780
Accrued interest receivable	3,918	3,918	3,361	3,361

Financial Liabilities
Deposits	$714,776	$719,142	$710,329	$713,299
FHLB advances	115,000	105,546	125,000	117,799
Subordinated debentures	24,119	24,119	24,119	24,119
Accrued interest payable	694	694	760	760

Off Balance Sheet Commitments	$-	$-	$-	$-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2010 and 2009 and results of operations and cash flows for each of the years ended December 31, 2010, 2009 and 2008 is summarized below.

	December 31,
	2010	2009
	(dollars in thousands)
Statements of Financial Condition

Cash	$1,857	$4,151
Equity in net assets of subsidiaries:
Bank	120,258	118,268
Non-Bank	5,633	5,774
Loans, net of allowance for loan losses of $232 and $232, respectively	947	947
Other assets	1,632	1,318

Total assets	$130,327	$130,458

Subordinated debentures	$24,119	$24,119
Other liabilities	108	108

Total liabilities	24,227	24,227

Stockholders’ equity	106,100	106,231

Total liabilities and stockholders’ equity	$130,327	$130,458

	For the Years Ended December 31,
	2010	2009	2008
	(dollars in thousands)
Statements of Operations

Interest income	$65	$76	$118
Interest expense on subordinated debentures	899	880	1,188

Net interest expense	(834)	(804)	(1,070)
Dividends received from subsidiaries	-	1,567	3,393
General and administrative expenses	386	599	50

Income (loss) before income taxes and equity in	(1,220)	164	2,273
undistributed net income (loss) of subsidiaries

Income tax benefit	528	342	57
Equity in undistributed net income (loss) of subsidiaries	1,849	(15,734)	1,783

Net income (loss)	$1,157	$(15,228)	$4,113

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Condensed Financial Information (Parent Company Only) - Continued

	For the Years Ended December 31,
	2010	2009	2008
	(dollars in thousands)

Statements of Cash Flows

Cash Flows from Operating Activities:
Net income (loss)	$1,157	$(15,228)	$4,113
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(1,849)	15,734	(1,783)
Provision for loan losses	-	209	41
(Increase) decrease in other assets	(314)	(1)	311
Stock-based compensation expense	162	128	128
Increase (decrease) in other liabilities	-	(646)	61

Cash provided by (used in) operating activities	(844)	196	2,871

Cash Flows from Investing Activities:
Net decrease in loans	-	2	1
Investment in subsidiaries	-	(2,000)	(23,893)

Cash used in investing activities	-	(1,998)	(23,892)

Cash Flows from Financing Activities:
Dividends paid on common stock	-	(906)	(2,416)
Series A preferred stock dividend paid	(280)	(280)	(35)
Series B preferred stock dividend paid	(1,170)	(1,150)	-
Proceeds from sale of subordinated debentures	-	-	3,500
Proceeds from sale of Series A preferred stock, net	-	-	3,253
Proceeds from sale of Series B preferred stock, net	-	-	23,348
Payment of debt issuance cost	-	-	(245)

Cash provided by (used in) financing activities	(1,450)	(2,336)	27,405

Increase (decrease) in cash and cash equivalents	(2,294)	(4,138)	6,384

Cash and cash equivalents at beginning of year	4,151	8,289	1,905

Cash and cash equivalents at end of year	$1,857	$4,151	$8,289

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Quarterly Financial Data (Unaudited)

                Summarized unaudited quarterly financial data for the year ended December 31, 2010 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$12,596	$13,045	$12,083	$11,809
Interest expense	4,980	4,995	4,906	4,448
Net interest income	7,616	8,050	7,177	7,361
Provision for loan losses	2,544	1,000	1,000	1,200

Net interest income after provision for loan losses	5,072	7,050	6,177	6,161
Other income	563	537	724	921
Other expenses	6,464	6,533	6,031	5,980

Income (loss) before income tax provision (benefit)	(829)	1,054	870	1,102
Income tax provision (benefit)	(301)	461	385	495
Net income (loss)	$(528)	$593	$485	$607

Per share data:
Earnings (loss) – basic	$(.10)	$0.02	$0.01	$0.02
Earnings (loss) – diluted	$(.10)	$0.02	$0.01	$0.02

       Summarized unaudited quarterly financial data for the year ended December 31, 2009 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$13,616	$12,873	$13,347	$12,822
Interest expense	7,211	6,877	6,296	5,667
Net interest income	6,405	5,996	7,051	7,155
Provision for loan losses	4,534	12,501	8,909	5,458

Net interest income (loss) after provision for loan losses	1,871	(6,505)	(1,858)	1,697
Other income	616	729	570	586
Other expenses	4,546	5,708	5,980	6,628

Loss before income tax benefit	(2,059)	(11,484)	(7,268)	(4,345)
Income tax benefit	(714)	(4,611)	(2,909)	(1,694)
Net loss	$(1,345)	$(6,873)	$(4,359)	$(2,651)

Per share data
Loss – basic	$(.18)	$(.73)	$(.48)	$(.31)
Loss – diluted	$(.18)	$(.73)	$(.48)	$(.31)